Exhibit 10.1

George Biltz Employment Letter

July 15, 2013

Dear George,

I am pleased to offer you the position of Chief Strategy Officer with Axiall Corporation.  In this position you will report directly to our President and Chief Executive Officer, Paul Carrico.

The specific terms of the offer are:

Annual Base Salary:  $500,000 per year, less applicable taxes and withholdings as required by law (“Base Salary”).

Annual Non-Equity Incentive Awards:  Our Incentive Bonus Program (“Bonus”) operates on a calendar year basis with the payment, if any, being made once per year, usually in February or early March of the year immediately following the calendar year in which any Bonus is earned.  To be eligible for a Bonus payment, an employee must be employed as of December 31 of the calendar year in which the Bonus is earned.  The annual Bonus target for your position is 75% of Base Salary with a potential payment range of 0% to 200% of target depending on the Company’s attainment of its financial and operational goals and your attainment of certain to be agreed upon personal goals.  For 2013, you will receive a prorated share of the 2013 Bonus based on the number of days in 2013 that you are employed with the Company.  If you are employed on August 1, 2014 you will receive a retention bonus of $50,000 less applicable taxes.

Initial Equity Grant and Long-Term Equity Based Awards:  Effective the date you officially begin employment with the Company, you will be provided a one-time grant of Restricted Stock Units (“RSUs”) with an economic value of $1,000,000.  The number of RSUs granted to you will be calculated based upon the volume weighted average trading price of the Company’s common stock for the ten consecutive trading days prior to the grant date. This initial equity grant will vest in three equal increments on each of the first three anniversaries of your start date, provided, however, that you shall not dispose of any of the shares acquired via this initial grant until the third anniversary of your start date, and subject to the terms of the Company’s then-current Statement of Policy on Insider Trading and Company Information.  You will also be eligible for annual long-term incentive awards commencing in 2014, which the Board typically grants during the first half of each year, and which will be subject to such additional terms and conditions as determined by the Board.  The annual equity target for your position is currently $1,000,000.  Your initial grant of RSUs and any subsequent equity grants made to you will be subject to the terms and conditions set forth in the equity and performance incentive plan under which those grants are made to you, as well as the terms of the restricted stock unit agreement (or other applicable equity agreement) entered into between you and the Company, the form of which contains one-year non-competition and non-solicitation clauses.

Executive Benefits:  In addition to the Other Employee Benefits listed below, you will receive all other benefits offered to other Vice Presidents.  The Company will also provide you with a leased car with a value of approximately $45,000 along with reimbursement for related costs of such car consistent with Company practices.  Participation in any Company compensation and benefit program is determined by the Leadership Development & Compensation Committee and the Board including making amendments or modifications to participation and programs from time to time.

Change In Control (CIC) Protection:  You will participate in the Executive Change of Control Severance Plan (“CIC Plan”).  In the event of a Change in Control, as defined in the CIC Plan, (a “CIC”), any benefits will be paid consistent with the terms of the CIC Plan.

Severance:   If during the first 24 months of your employment with the Company, your employment is terminated other than in connection with a CIC (i.e., if you are entitled to benefits under the CIC Plan) involuntarily by the Company for any reason other than “Cause” (as such term is defined in the CIC Plan but without regard for the fact a CIC shall not have occurred) the Company will pay to you 1 year of severance pay (1 year of your then annual Base Salary plus 1 year of your then Bonus target).  Such severance would be paid in the time and manner described in the CIC Plan for payment of severance amounts following a CIC.  In addition, as a condition to receiving such severance pay, you would be required to enter into and not revoke a customary release of claims agreement with the Company.

Vacation:  You will be eligible for 5 weeks of vacation annually.

Other Employee Benefits:  You will be eligible for all employee benefits provided to non-officer employees by Axiall including:

Medical, Dental and Vision Benefits

401(k) Savings Plan

Group Life Insurances, Short-term Disability and Long-term Disability

Relocation pursuant to the Axiall Relocation Plan

The Company reserves the right to add, modify, alter or eliminate such benefits at any time, with or without prior notice.

Although the terms set out in this letter describe information about our offer of employment, nothing in this or any other communication is intended to alter the at-will status of your employment or create any employment contract or guarantee beyond what is specifically stated herein.

If you need assistance or have questions, please contact us.

Sincerely,

Dean Adelman

VP, Human Resources